Exhibit 2.1(A)

11 April 2023

BY EMAIL

For the attention of: the Investor Sellers, as listed in the Schedule to this letter agreement

Dear Sirs / Madams

Re: Share Purchase Agreement dated 8 November 2021 relating to the sale of Connect Topco Limited between the Investor Sellers, the Management Sellers, the Option Sellers and Viasat, Inc. (the “Agreement”)

1.
Background
1.1
Further to our recent discussions, we write in connection with the sale and purchase of Connect Topco Limited as contemplated by the Agreement.
1.2
Unless otherwise indicated, capitalised terms used but not defined in this letter agreement shall have the meanings given to them in the Agreement.
1.3
We refer to clauses 5.8 and 8.2 of the Agreement. As the Investor Sellers are aware, the following Regulatory Conditions set forth in clause 5.1 and Schedule 6 of the Agreement remain unfulfilled as at the date of this letter agreement:
(a)
the approval of the United Kingdom’s Competition and Markets Authority or the United Kingdom’s Secretary of State pursuant to the Enterprise Act 2002 for the purposes of paragraph 4 of Part A of Schedule 6 (the “CMA Condition”);
(b)
the issuance of a decision by the European Commission declaring the Transaction compatible with the internal market, for the purposes of paragraph 6 of Part A of Schedule 6 (the “EC Condition”);
(c)
the approval of the Department of Defence of the Commonwealth of Australia for the purposes of paragraph 5 of Part B of Schedule 6 (the “Australian Defence Condition”);
(d)
the approval of the FCC for the purposes of paragraph 1a of Part C of Schedule 6 (the “FCC Condition); and
(e)
the waiting period applicable to the Transaction under the HSR Act having expired or been terminated for the purposes of paragraph 1 of Part A of Schedule 6 (the “HSR Condition”).
1.4
The Purchaser anticipates the HSR Condition and the Australian Defence Condition will be satisfied imminently, and in any event prior to 8 May 2023, and understands that the Investor Sellers share this view.
1.5
The Purchaser and the Investor Sellers agree that all other Regulatory Conditions have been or are deemed to be satisfied for the purposes of Clause 5.1.1 of the Agreement.
1.6
However:
(a)
for the purposes of clause 5.8 of the Agreement, the Purchaser considers that each of the FCC Condition, the EC Condition and the CMA Condition is unlikely to be satisfied prior to the current Long Stop Date of 8 May 2023, and understands that the Investor Sellers share that view; but
(b)
for the purposes of clause 8.2 of the Agreement, each of the Purchaser and the Investor Sellers has concluded, acting reasonably and in good faith and in their respective reasonable opinions, that there is a reasonable prospect that the FCC Condition, the EC Condition and the CMA Condition will each be satisfied prior to 8 November 2023, being the date falling 24 months after the date of the Agreement.

1.7
It is therefore agreed that (a) the Long Stop Date be extended to 30 May 2023; and (b) the Agreement be amended in certain respects to accommodate such extension, in each case on the terms set forth in this letter agreement.
2.
Amendments
2.1
The Parties hereby agree to the following amendments to the Agreement:
(a)
The definition of “Long Stop Date” shall be replaced with the following:

“Long Stop Date” means the later of (i) 30 May 2023; and (ii) such later date as the Purchaser and the Investors Sellers may agree in writing;

(b)
The definition of “Scheduled Completion Date” shall be replaced with the following:

“Scheduled Completion Date” means the earlier of (i) 30 May 2023; and (ii) the date on which Completion is to take place, determined in accordance with Clause 8.1;

(c)
Clause 8.1 shall be replaced with the following:

8.1 Provided that notice of satisfaction or waiver of the final Condition, excluding the Management Roll-Up Condition and the conditions set forth in paragraph 1 of Schedule 9, has been served in accordance with Clause 5.8.2, Completion shall take place, in person or virtually via agreed video platform, at the offices of the Company Counsel:

8.1.1 at 10 a.m. on the earlier of:

(A) the tenth Business Day after such notice; and

(B) 30 May 2023; or

8.1.2 at such other date and time as the Investor Sellers and the Purchaser may agree in writing.

(d)
Clause 8.2 shall be replaced with the following:

Subject to Clause 8.3, if, prior to the Long Stop Date, the Purchaser provides the Investor Sellers with copies of all relevant documentation evidencing, on terms reasonably satisfactory to the Investor Sellers, a binding extension, variation, amendment of, or replacement of the commitments under (on materially the same terms), as the case may be, the Purchaser Financing Documents such that the Purchaser remains able to satisfy its obligation to pay the Cash Consideration and meet its other obligations under this Agreement (including those set out in Schedule 3) at Completion (such financing commitment as so extended, varied, amended or replaced, as the case may be, shall constitute the “Purchaser Financing Documents”), then the Long Stop Date shall be automatically deemed to be extended to the earlier of (i) the Business Day prior to the date of expiry of the relevant commitments pursuant to the Purchaser Financing Documents (as so extended, varied, amended or replaced, as the case may be, pursuant to this Clause 8.2); and (ii) 7 November 2023. The parties shall agree in good faith and acting reasonably such other amendments to this Agreement as may be required to give effect to any extension to the Long Stop Date which is effected pursuant to this Clause.

(e)
Clause 9.3.15 shall be replaced with the following:

the Purchaser has received one or more commitment letters duly executed by each of the parties thereto, attaching an agreed form interim facilities agreement, for debt facilities which have been disclosed and made available to the Investor Sellers on or prior to the date of this Agreement (such documentation as amended, supplemented or replaced from time to time, the “Purchaser Financing Documents”); provided, that the term Purchaser Financing Documents shall be deemed to exclude any and all commitments therein with respect to Permitted Interim Financings, and which involve no pre-conditions other than such conditions precedent as set out therein and in respect of which the Purchaser has delivered a duly executed conditions precedent status letter on or prior to the date of this Agreement confirming status and satisfaction of all such conditions precedent other than Completion occurring and the Purchaser Financing Documents will at Completion provide, in immediately available funds, (the “Funds”) the necessary cash resources (after deducting any fees and/or other costs, including VAT and any other Tax, payable at Completion from such resources) to pay the Cash Consideration and to meet its other obligations at Completion under this Agreement (including those set out in Schedule 3) and to pay all related costs. The Purchaser Financing Documents do not terminate before, and the funding under the Purchaser Financing Documents will remain available until and including 30 May 2023.

3.
General
3.1
The terms of this letter agreement are without prejudice to the accrued rights and obligations of the Parties as at the date hereof. Save as amended pursuant to this letter agreement the SPA shall remain in full force and effect.
3.2
Nothing in this letter agreement shall be deemed to be a waiver of any rights or claims under the SPA.
3.3
Clause 17 of the Agreement shall apply to this letter agreement as if set out herein mutatis mutandis.
3.4
We should be grateful if you could please confirm your agreement to the terms set forth herein by signing and returning a copy of this letter agreement at your earliest convenience.

[Separate Signature Pages Follow]

IN WITNESS WHEREOF this Agreement has been duly executed by the Parties as a deed and is intended to be and is hereby delivered on the date first above written.

EXECUTED and DELIVERED as a DEED by VIASAT, INC.	/s/ Keven Lippert
Name: Keven Lippert
Title: Chief Commercial Officer EVP

in the presence of
Witness Signature:	/s/ Robert Blair
Witness Name:	Robert Blair
Witness Address	6155 El Camino Real, Carlsbad, California
92009

Witness Occupation:	General Counsel

[Signature page to LSD Extension Letter]

EXECUTED and DELIVERED as a DEED by TRITON LUXTOPHOLDING SARL	/s/ Gonzague de Lhoneux
Name: Gonzague de Lhoneux
Title: Authorised Signatory

in the presence of
Witness Signature:	/s/ Coralie de Lhoneux
Witness Name:	Coralie de Lhoneux
Witness Address	CdL

Witness Occupation:	Employed

[Signature page to LSD Extension Letter]

EXECUTED and DELIVERED as a DEED by CPP INVESTMENT BOARD PRIVATE HOLDINGS (4) INC.	/s/ Ricardo Caupers
Name: Ricardo Caupers
Title: Authorised signatory

/s/ Pascal Keutgens
Name: Pascal Keutgens
Title: Authorised signatory

[Signature page to LSD Extension Letter]

EXECUTED and DELIVERED as a DEED by WP TRITON CO-INVEST, L.P.	/s/ David Sreter
By: Warburg Pincus (Callisto-A) Global Growth (Cayman), L.P., its general partner	Name: David Sreter
Title: Authorised signatory
By: Warburg Pincus (Cayman) Global Growth GP, L.P., its general partner
By: Warburg Pincus (Cayman) Global Growth GP LLC, its general partner
By: Warburg Pincus Partners II (Cayman), L.P., its managing member
By: Warburg Pincus (Bermuda) Private Equity GP Ltd., its general partner in the presence of
Witness Signature:	/s/ Lisa Sreter
Witness Name:	Lisa Sreter
Witness Address

Witness Occupation:	Mrs

[Signature page to LSD Extension Letter]

EXECUTED and DELIVERED as a DEED by 2684343 ONTARIO LIMITED	/s/ Eric Hargrave
Name: Eric Hargrave
Title: Authorised signatory

in the presence of
Witness Signature:	/s/ David Johnston
Witness Name:	David Johnston
Witness Address

Witness Occupation:	Bank Officer

[Signature page to LSD Extension Letter]

EXECUTED and DELIVERED as a DEED by PRETZEL LOGIC BV	/s/ Mark Nieuwendijk
Name: Mark Nieuwendijk
Title: Managing Director

[Signature page to LSD Extension Letter]

SCHEDULE – ADDRESSEES

INVESTOR SELLERS
Triton LuxTopHolding SARL For the attention of: Gonzague de Lhoneux Address: -3 boulevard de la Foire, L-1528 Luxembourg, Grand Duchy of Luxembourg Email address:

WP Triton Co-Invest, L.P.

For the attention of: Max Fowinkel and Jan-Ole Gerschefski

Address: c/o Walkers Corporate Limited, Cayman Corporate Centre, 27 Hospital Road, George Town, Grand Cayman KY1-9008, Cayman Islands

Email address: Notices@warburgpincus.com

2684343 Ontario Limited For the attention of: Eric Hargrave Address: 5650 Yonge Street, Suite 1200 Toronto, Ontario M2M 4H5, Canada Email address:	CPP Investment Board Private Holdings (4) Inc. For the attention of: Hafiz Lalani and Pascal Keutgens Address: 1 Queen Street East, Suite, 2500 Toronto, Ontario M5C 2W5, Canada Email address:

Pretzel Logic BV For the attention of: Mark Nieuwendijk Address: Wilhelminalaan 30, 3701BL Zeist, The Netherlands Email address:
COPY TO:
OTPP legal department (law_emea@otpp.com)	CPPIB legal notices (legalnotices@cppib.com)
Sellers’ Solicitors For the attention of: Stuart Boyd and Jacob Traff Address: Kirkland & Ellis International LLP, 30 St Mary Axe, London, EC3A 8AF Email address: